Exhibit 99.1

LM Funding America Announces September 2025 Production and Operational Update

- Bitcoin treasury as of September 30, 2025 valued at $34.7 million or $2.24 per share1

TAMPA, FL, October 8, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended September 30, 2025.

Metric	August 2025	September 2025
- Bitcoin[2]
- Mined, net	5.8	5.9
- Sold	(9.0)	(12.5)
- Purchased	164	-
- Service Fee	-	(0.1)
- Bitcoin HODL	311.2	304.5
- Machines[2]
- Oklahoma	4,320	4,320
- Mississippi	-	2,376
- Storage	1,218	795
- Total Machines	5,538	7,491
- Hashrate (EH/s2)
- Oklahoma	0.48	0.48
- Mississippi[3]	-	0.22
- Energized	0.48	0.70
- Monthly Average	0.39	0.48

“We continue to believe LM Funding remains undervalued relative to its Bitcoin holdings and operational assets,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “The Mississippi acquisition, completed in mid-September for $4.3 million, added approximately 7.5 MW of a potential 11 MW and 220 PH/s of capacity to our wholly owned vertically integrated footprint. The acquisition, funded entirely from our balance sheet, immediately increased production and hashing power. We remain diligent with our treasury strategy as we build long-term shareholder value.”

1Bitcoin treasury calculated using 304.5 Bitcoin held as of 9/30/25 and Bitcoin price of approximately $114,070 as of 9/30/25. Bitcoin per share calculated using 15,517,988 shares outstanding as of September 30, 2025.

2Unaudited

3Mississippi site was acquired September 16, 2025

Exhibit 99.1

LM Funding also announced the appointment of Todd Liebel as Vice President of U.S. Digital Mining & Hosting Co. (“USDM”).

“Todd brings deep operational expertise that will strengthen our execution across both sites,” said Ryan Duran, President of USDM. “He will oversee the integration of the Mississippi acquisition, lead efficiency initiatives, and manage the redeployment of surplus, higher-efficiency miners from Oklahoma to Mississippi. Todd will also drive completion of our Oklahoma immersion buildout, slated for December energization. With his leadership, we look forward to improvements in uptime, power optimization, and overall operational performance across our mining portfolio as we lay the groundwork to reach 1 EH/s operating.”

“In September, we sold some of our Bitcoin holdings to purchase the Mississippi site and for normal working capital needs,” said Richard Russell, CFO of LM Funding. “The average hashrate for the month was lower than our potential hashrate due to the handover of the Mississippi site mid-month and curtailment in Oklahoma, which was offset in part by approximately $65,000 of energy sales,”

The Company estimates that the value of its 304.5 Bitcoin holdings on September 30, 2025, was approximately $34.7 million or $2.241 per share, based on a Bitcoin price of approximately $114,070 as of September 30, 2025, compared to a stock share price of $1.14 as of September 30, 2025. As of October 6, 2025, the value of the Company’s Bitcoin holdings was approximately $38.1 million or $2.45 per share based on a Bitcoin price of approximately $125,000 as of October 6, 2025.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and

Exhibit 99.1

uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com